UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

CPI INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI International, Inc.

811 Hansen Way

Palo Alto, California, 94303

January 4, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of CPI International, Inc. (the “Company”) to be held on February 8, 2007, at 9:00 a.m. local time, at The Westin San Francisco Airport, One Old Bayshore Highway, Millbrae, California, 94030.

At the meeting, you will be asked to consider and vote on the election of directors and the ratification of KPMG LLP as the Company’s independent registered public accounting firm. Accompanying this letter is the formal notice of the Annual Meeting of Stockholders, proxy statement and proxy card relating to the meeting. The proxy statement contains important information concerning the matters to be acted upon at the meeting.

Your vote is very important regardless of how many shares you own. We hope you can attend the meeting in person. However, whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible so that your vote will be counted. If you attend the meeting, you may vote in person if you wish, even though you may have previously returned your proxy card.

Very truly yours,

O. Joe Caldarelli
Chief Executive Officer

CPI International, Inc.

811 Hansen Way

Palo Alto, California, 94303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 8, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting (the “Annual Meeting”) of Stockholders of CPI International, Inc., a Delaware corporation (the “Company”), will be held at The Westin San Francisco Airport, One Old Bayshore Highway, Millbrae, California, 94030, on February 8, 2007, at 9:00 a.m. local time. At the Annual Meeting, the Company’s stockholders will be asked to consider and vote upon:

1.      the election of two directors to serve for a three-year term ending at the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.      the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007; and

3.      any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Information regarding the two Board of Directors nominees is contained in the accompanying proxy statement, which you are urged to read carefully.

The Company’s Board of Directors has fixed the close of business on December 18, 2006 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of stockholders as of the record date will be available for inspection at the Company’s corporate headquarters during business hours for a period of ten (10) days before the Annual Meeting.

Your vote is very important. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

Joel A. Littman
Corporate Secretary
Palo Alto, California
January 4, 2007

CPI International, Inc.

811 Hansen Way

Palo Alto, California, 94303

PROXY STATEMENT RELATING TO

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 8, 2007

General

This proxy statement is being furnished to the stockholders of CPI International, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Thursday, February 8, 2007, at 9:00 a.m. local time, at The Westin San Francisco Airport, One Old Bayshore Highway, Millbrae, California, 94030 and at any adjournments or postponements thereof.

At the Annual Meeting, holders of the Company’s common stock, $0.01 par value per share, will be asked to vote upon: (1) the election of two directors to serve for a three-year term ending at the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, (2) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and (3) any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy statement and the accompanying proxy card are first being mailed to the Company’s stockholders on or about January 4, 2007. The mailing address of the principal executive offices of the Company is 811 Hansen Way, Palo Alto, California, 94303.

Solicitation of Proxies

The cost of preparing, assembling and mailing proxy materials will be borne by the Company. The solicitation of proxies is being made primarily by mail, but directors, officers and employees of the Company, none of whom will receive additional compensation therefor, may also engage in the solicitation of proxies by telephone, telegraph or other means. The Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of the Company’s common stock. Proxies solicited by means of this proxy statement will be tabulated by the inspectors of election designated by the Board of Directors.

Outstanding Shares, Quorum and Voting

Only holders of record of common stock of the Company at the close of business on December 18, 2006 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting. As of the close of business on the Record Date, there were 16,083,445 shares of common stock outstanding and entitled to vote. Each share of common stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.

The presence in person or by proxy of at least a majority of the total outstanding shares of common stock entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, then the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed envelope. All properly executed, returned and unrevoked proxy cards will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, then the shares of common stock represented by a properly submitted proxy will be voted “FOR” the election of each of the named director nominees and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

With respect to the election of directors, a stockholder may (1) vote “FOR” the election of the named director nominees, (2) “WITHHOLD AUTHORITY” to vote for all named director nominees or (3) vote for the election of all director nominees other than any nominee with respect to whom the stockholder withholds authority to vote. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is necessary to elect directors. Accordingly, if a quorum is present at the Annual Meeting, then the two persons receiving the greatest number of votes will be elected to serve as directors.

With respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007, a stockholder may (1) vote “FOR” the approval of such matter, (2) vote “AGAINST” the approval of such matter or (3) “ABSTAIN” from voting on the matter. The affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

The Board of Directors of the Company currently knows of no other business that will be presented for consideration at the Annual Meeting. Delivery of a proxy, however, confers on the designated proxies discretionary authority to vote the shares in accordance with their discretion on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof, including any motion made for adjournment of the Annual Meeting.

Abstentions, Withheld Votes and Broker Non-Votes

Under Delaware law, abstentions with respect to matters other than the election of directors are generally considered as shares present and entitled to vote and therefore have the same effect as a vote against such matter. Accordingly, an abstention with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm will count as a vote against such matter. Withholding authority to vote for a director will not affect the outcome of the election of directors.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted by the stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote common stock held in street name on certain matters in the absence of instructions from the beneficial owner of the common stock. These “nonvoted” shares, i.e., shares subject to a proxy that are not being voted with respect to a particular matter, will be considered shares not present and entitled to vote on such matter, although these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Accordingly, any non-voted shares will not affect the outcome of the election of directors or of the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Revocation of Proxies

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) filing a written revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of the Company, 811 Hansen Way, Palo Alto, California, 94303, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Appraisal and Dissenters’ Rights

Stockholders are not entitled to appraisal or dissenters’ rights with respect to any of the proposals presented in this proxy statement.

Attendance at the Annual Meeting

When you enter the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you hold common stock in street name, you may be asked for proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated each of Jeffrey P. Hughes and Stephen R. Larson for election to serve for a three-year term expiring at the Annual Meeting of Stockholders of the Company in 2010 and until their successors are elected and qualified. Jeffrey P. Hughes is a current member of the Board of Directors.

The individuals named as proxyholders will vote your proxy for the election of the two nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

Set forth below is certain information concerning the nominees for election.

Jeffrey P. Hughes, age 66, became a director of the Company in April 2005. Mr. Hughes is currently a vice chairman of The Cypress Group. Mr. Hughes helped found The Cypress Group in 1994, after 26 years at Lehman Brothers as a senior investment banker and merchant banker. Mr. Hughes started Lehman Brothers’ private financing department and led early leveraged buyout financings; had senior investment banking coverage responsibilities for industrial, energy and consumer product companies; was co-head of the financial institutions group; and was a member of Lehman Brothers’ investment committee. Mr. Hughes joined Lehman Brothers in 1968 and became a partner in 1976. Mr. Hughes received a B.A. degree from Wesleyan University and an L.L.B. degree from Duke University Law School. Mr. Hughes also serves on the Board of Directors of Financial Guaranty Insurance Company, Scottish Re Group Ltd., Cypress Sharpridge Investments, Inc. and Medicus Insurance Holdings, Inc.

Stephen R. Larson, age 62, currently is and has been since January 2000 the corporate vice president-strategy and technology of Esterline Technologies Corporation. From April 1992 to January 2000, Mr. Larson served as the corporate group vice president of Esterline Technologies Corporation. Mr. Larson served as President of Korry Electronics Corporation, a subsidiary of Esterline Technologies Corporation, from 1987 to 1992. From 1985 to 1987, he was executive vice president-marketing and sales, and from 1981 to 1985 served as executive vice president-operations, of Korry Electronics Corporation. Mr. Larson served as director-operations analysis of Criton Corporation (formerly known as Heath Tecna Corp.) from 1978 to 1981. Mr. Larson held various positions at Zenith Electronics Corporation from 1964 to 1978, including R&D group leader and marketing manger. Mr. Larson holds a B.S. in electrical engineering from Northwestern University and an M.B.A. from the University of Chicago.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of December 8, 2006. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements.

Name	Age	Position(s)
Michael Targoff(1)(3)(4)	62	Director and Chairman of the Board of Directors
O. Joe Caldarelli(4)	56	Chief Executive Officer and Director
Chris Toffales	50	Director and Vice Chairman of the Board of Directors
Michael F. Finley(1)(2)(3)(4)	44	Director
Jeffrey P. Hughes	66	Director
William P. Rutledge(1)(2)	64	Director
Robert A. Fickett	46	President and Chief Operating Officer
Joel A. Littman	54	Chief Financial Officer, Treasurer and Secretary
John R. Beighley	54	Vice President and Assistant Secretary
Don C. Coleman	52	Vice President
Andrew E. Tafler	51	Vice President

(1)          Member of the Audit Committee; Mr. Targoff is the chairperson.

(2)          Member of the Nominating and Governance Committee; Mr. Finley is the chairperson.

(3)          Member of the Compensation Committee; Mr. Finley is the chairperson.

(4)          Member of the Executive Committee; Mr. Caldarelli is the chairperson.

Set forth below is certain information regarding current directors (other than current directors that are nominees) and executive officers. On January 22, 2004, CPI International, Inc. acquired the business of Communications & Power Industries Holding Corporation and became the successor to Communications & Power Industries Holding Corporation. Unless the context requires otherwise, references in this proxy statement to the “Company” are references to CPI International, Inc. on or after January 23, 2004 and to Communications & Power Industries Holding Corporation before January 23, 2004.

Michael Targoff became a director of the Company in January 2004 and chairman of the Board of Directors of the Company in March 2004. Mr. Targoff currently serves as chief executive officer, vice chairman and director of Loral Space & Communications Inc. Mr. Targoff is the founder and chief executive officer of Michael B. Targoff & Co., a company that sought active or controlling investments in telecommunications and related industry early stage companies. From 1996 to 1998, Mr. Targoff was the president and chief operating officer of Loral Space & Communications Ltd. (now known as Loral Space & Communications Inc.). Prior to that, Mr. Targoff served as senior vice president and secretary of Loral Corporation. Mr. Targoff received a B.A. degree from Brown University and a J.D. from Columbia University School of Law. Mr. Targoff also serves on the Board of Directors of ViaSat, Inc. and Leap Wireless International, Inc.

O. Joe Caldarelli became chief executive officer and a director of the Company in March 2002. Prior to this, Mr. Caldarelli was a co-chief operating officer of the Company since October 2000 and vice president of the Company, since August 1995. Mr. Caldarelli is also the division president of the Company’s Communications & Medical Products Division. Mr. Caldarelli was vice president and general manager for the Communications and Medical Products Division under the Electron Device Business of Varian Associates, Inc. from 1985 until August 1995 and was president and a director of Varian Canada, Inc. from 1992 until August 1995. From 1982 until 1985, Mr. Caldarelli was marketing manager of the

Communications and Medical Products Division of Varian Associates, Inc. and served as its equipment operations manager from 1979 until 1982. Prior to joining Varian Associates, Inc., Mr. Caldarelli served as manufacturing engineering manager for Medtronic Canada, Inc. Mr. Caldarelli holds a B.S. degree in mechanical engineering from the University of Toronto.

Chris Toffales became a director of the Company in January 2004 and vice chairman of the Board of Directors in March 2004. Mr. Toffales is currently the president of CTC Aero, LLC, and is a consultant in the defense industry. From 1999 to 2003, Mr. Toffales was the senior vice president, corporate marketing and president of DRS Systems Company. From 1994 to 1999, Mr. Toffales was vice president of business development and advanced programs at Lockheed Martin Fairchild Systems. Prior to that, Mr. Toffales was the vice president of imaging and space programs for Loral Corporation. Mr. Toffales received a B.E. degree in electrical engineering from the City College of New York. Mr. Toffales also serves on the Board of Directors of Irvine Sensors Corporation. Mr. Toffales’ term as a director of the Company expires at the Annual Meeting.

Michael F. Finley became a director of the Company in January 2004. Mr. Finley has been a managing director of The Cypress Group since 1998 and has been a member of The Cypress Group since its formation in April 1994. Prior to joining The Cypress Group, he was a vice president in the Merchant Banking Group at Lehman Brothers Inc. Mr. Finley received a B.A. degree from St. Thomas University and an M.B.A. from the University of Chicago’s Graduate School of Business. Mr. Finley also serves on the Board of Directors of Williams Scotsman International Inc., Affinia Group Inc. and Cooper Standard Automotive Inc.

William P. Rutledge became a director of the Company on April 27, 2006. Mr. Rutledge was chairman of the Board of Directors of the Company from 1999 to 2004. From June 1999 to November 1999 he served as president and chief executive officer of the Company. Prior to 1998, he was president and chief executive officer of Allegheny Teledyne. Mr. Rutledge received his B.S. in Metallurgical Engineering from Lafayette College and his M.S. in Financial Management from George Washington University. Mr. Rutledge also serves on the Board of Directors of AECOM, Inc., First Federal Bank of California and Sempra Energy, Inc. and is a trustee of Lafayette College and St. John’s Hospital and Health Center Foundation.

Robert A. Fickett became president and chief operating officer of the Company in March 2002. Prior to this, Mr. Fickett was a co-chief operating officer of the Company since October 2000 and vice president of the Company since April 1998. Mr. Fickett has also been the division president of the Company’s Microwave Power Products Division since April 1998. From January 1996 to April 1998, Mr. Fickett was vice president of operations for the Company’s Microwave Power Products Division. From 1993 until January 1996, he was president and chief executive officer of Altair Technologies, Inc., a contract manufacturer. From 1982 until 1993, Mr. Fickett held a number of positions with Varian Associates, Inc., including engineering manager of the Microwave Power Products Division’s Klystron Engineering Group, to which he was promoted in 1989. Mr. Fickett received a B.S. degree in mechanical engineering from the University of California, Berkeley.

Joel A. Littman became chief financial officer of the Company in September 2001. Mr. Littman was corporate controller for the Company from November 1996 to September 2001. From September 1989 to November 1996 Mr. Littman served as controller of the Microwave Power Products Division of Varian Associates, Inc. and the Company. Prior to that Mr. Littman held various finance positions with Varian Associates, Inc. and TRW Inc. Mr. Littman received a B.A. degree in economics and an M.B.A., both from the University of California at Los Angeles.

John R. Beighley became a vice president of the Company in March 1997. Mr. Beighley currently heads the Company’s Worldwide Field Sales Organization. From May 1992 to March 1997, Mr. Beighley was the Company’s western hemisphere sales manager responsible for sales in the Americas, the Far East and

Australia. From June 1989 to May 1992, Mr. Beighley was the Company’s North American sales manager. From March 1981 to June 1989, Mr. Beighley held a number of product marketing and field sales positions with Varian Associates, Inc. Mr. Beighley received a B.S. degree in marketing from San Francisco State University and an M.B.A. from Santa Clara University.

Don C. Coleman became a vice president and division president of the Company’s Beverly Microwave Division in February 1999. Mr. Coleman was vice president of manufacturing for the Company’s Beverly Microwave Division from February 1996 until accepting his current position. From 1990 until 1996, Mr. Coleman held the position of engineering manager for receiver protector products at the Company’s Beverly Microwave Division. Prior to 1990, Mr. Coleman held a variety of manufacturing and development engineering positions at Varian Associates, Inc. Mr. Coleman received a B.S. degree in engineering from the University of Massachusetts.

Andrew E. Tafler became a vice president of the Company in December 2005. Mr. Tafler became division president of the Satcom Division in May 2004. Mr. Tafler was previously vice president of operations for the Satcom Division from 2000 to 2004. From 1989 to 2000, Mr. Tafler held the business development manager and then the operations manager positions at the Communications and Medical Products Division of the Electron Device Group of Varian Associates Inc. Mr. Tafler held a number of manufacturing and marketing positions at Varian Associates Inc. from 1984 to 1989. Prior to joining Varian Associates, Inc., Mr. Tafler served in engineering and management positions with Bell Canada Inc. Mr. Tafler holds a B.A.Sc. degree in Electrical Engineering from the University of Toronto.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

Composition of the Board of Directors

The Company’s amended and restated bylaws provide that the Board of Directors will consist of not less than three and not more than 15 persons, with the exact number of directors to be determined from time to time by resolution of the Board of Directors. The Board of Directors currently consists of six directors and is divided into three classes as described below, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Hughes and Toffales are serving as Class I directors (with a term expiring at the Annual Meeting). Messrs. Rutledge and Targoff are serving as Class II directors (with a term expiring at the Company’s annual stockholders meeting to be held in 2008). Messrs. Caldarelli and Finley are serving as Class III directors (with a term expiring at the Company’s annual stockholders meeting to be held in 2009).

Because funds affiliated with The Cypress Group (collectively, “Cypress”) own collectively more than 50% of the Company’s stockholder voting power, the Company currently qualifies for the controlled company exception of Nasdaq Stock Market rule 4350(c), which provides that so long as Cypress continues to own more than 50% of the Company’s stockholder voting power, the Company will be exempt from the rules that would otherwise require that the Company’s Board of Directors consist of a majority of independent directors, as defined under Nasdaq Stock Market rules, and that the Company’s Compensation Committee and Nominating and Governance Committee consist only of independent directors. The Company intends to avail itself of the controlled company exception for so long as Cypress continues to own more than 50% of the Company’s stockholder voting power. In the event that Cypress’ stockholder voting power falls to 50% or less, the Company intends to comply with The Nasdaq Stock Market majority independent director and Compensation Committee and Nominating and Governance Committee requirements.

Independence of Directors

The Company’s Board of Directors has determined that Messrs. Targoff and Rutledge are independent members of the Board of Directors as defined under applicable federal securities laws and the rules of The Nasdaq Stock Market.

Meetings of the Board of Directors and Committees

The Board of Directors met six times during fiscal year 2006. Each incumbent director who served on the Board of Directors in fiscal year 2006 attended at least 75% of the meetings of the Board of Directors and its committees that he was eligible to attend in fiscal year 2006. Mr. Rutledge, who was elected to the Board of Directors effective April 27, 2006, attended three Board meetings in fiscal year 2006. The Company’s policy is that directors are invited and encouraged to attend the Company’s annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors currently has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee. The following is a brief description of the Company’s committees.

Audit Committee

The functions of the Audit Committee include:

•       responsibility for the engagement, compensation, retention and oversight of the Company’s independent auditors;

•       pre-approving audit and non-audit services to be rendered by the Company’s independent auditors;

•       reviewing and discussing with management and the independent auditor the adequacy of the Company’s internal controls;

•       reviewing the Company’s financial statements and periodic reports and discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•       establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters;

•       advising the Board of Directors regarding compliance with laws and regulations and the Company’s Code of Legal and Ethical Conduct; and

•       reviewing and approving all related-party transactions in accordance with the rules of The Nasdaq Stock Market.

The Audit Committee is governed by a charter, a copy of which is included as Appendix A to this proxy statement and is available for review on the Company’s website at www.cpii.com, under the heading “Investor Relations.” The Audit Committee held four meetings during fiscal year 2006.

Messrs. Finley, Rutledge and Targoff are the members, and Mr. Targoff is the chairperson, of the Audit Committee. Messrs. Targoff and Rutledge currently meet the independence and experience requirements of The Nasdaq Stock Market and the federal securities laws. In addition, the Board of Directors has determined that Mr. Targoff qualifies as an “audit committee financial expert” under federal securities laws.

Mr. Finley currently meets the experience requirements of The Nasdaq Stock Market and the federal securities laws. However, Mr. Finley is not currently independent under federal securities laws or the rules of The Nasdaq Stock Market. Mr. Finley is serving as a member of the Audit Committee during the Company’s initial public offering transition period. If Stephen R. Larson is elected as a director at the Annual Meeting, the Board of Directors expects to appoint Mr. Larson to the Audit Committee to replace Mr. Finley, at which time we expect that the members of the Audit Committee will all be independent under federal securities laws and the rules of The Nasdaq Stock Market.

Compensation Committee

The functions of the Compensation Committee include:

•       reviewing and determining, or recommending to the Board of Directors for determination, the compensation structure for the chief executive officer and all other executive officers;

•       establishing, administering and exercising authority under certain of the Company’s employee benefit plans; and

•       reviewing and making recommendations to the Board of Directors with respect to the compensation of non-management directors and directors’ and officers’ indemnity and insurance matters.

The Compensation Committee is governed by a charter, a copy of which is available for review on the Company’s website at www.cpii.com, under the heading “Investor Relations.” The Compensation Committee held two meetings during fiscal year 2006.

Messrs. Finley and Targoff are the members, and Mr. Finley is the chairperson, of the Compensation Committee. Mr. Targoff is independent under the rules of The Nasdaq Stock Market. Mr. Finley is not independent under the rules of The Nasdaq Stock Market. Because the Company currently qualifies for the controlled company exception of Nasdaq Stock Market rule 4350(c), the Company is currently exempt from the rules that would otherwise require that the Company’s Compensation Committee consist of only independent directors. In the event that the Company ceases to qualify for the controlled company exception, the Company intends to comply with The Nasdaq Stock Market’s Compensation Committee independence requirements.

Nominating and Governance Committee.

The functions of the Nominating and Governance Committee include:

•       identifying qualified candidates to become members of the Board of Directors;

•       recommending for selection by the Board of Directors candidates for election or reelection to the Board of Directors at any meeting of stockholders at which directors are to be elected and to fill vacancies that may occur at other times;

•       developing and recommending to the Board of Directors the corporate governance guidelines; and

•       overseeing the evaluation of the Board of Directors.

The Nominating and Governance Committee is governed by a charter, a copy of which is available for review on the Company’s website at www.cpii.com, under the heading “Investor Relations.” The Nominating and Governance Committee held one meeting during fiscal year 2006.

Messrs. Finley and Rutledge are the members, and Mr. Finley is the chairperson, of the Nominating and Governance Committee. Mr. Rutledge is independent under Nasdaq Stock Market rules. Mr. Finley is not independent under the rules of The Nasdaq Stock Market. Because the Company currently qualifies for the controlled company exception of Nasdaq Stock Market rule 4350(c), the Company is currently exempt from the rules that would otherwise require that the Company’s Nominating and Governance Committee consist of only independent directors. In the event that the Company ceases to qualify for the controlled company exception, the Company intends to comply with The Nasdaq Stock Market’s Nominating and Governance Committee independence requirements.

Executive Committee

The Executive Committee, on behalf of the Board of Directors, exercises the full powers and prerogatives of the Board of Directors to the extent permitted by applicable law and the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws, between Board of Directors meetings.

Messrs. Caldarelli, Finley and Targoff are the members, and Mr. Caldarelli is the chairperson, of the Executive Committee.

Director Nomination Process

It is the policy of the Board of Directors, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board of Directors at that time. In addition, nominees should also be willing and able to devote adequate time and effort to Board of Directors responsibilities. However, exceptional candidates who do not meet all of the foregoing criteria may still be considered.

The Nominating and Governance Committee is responsible for identifying, recruiting and recommending for the Board of Directors’ selection qualified individuals to be nominated for election to the Board, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines. To the extent necessary, the Committee may retain search firms and recruitment consultants to help identify, screen and review director candidates.

Before recommending to the Board of Directors a new or incumbent director for election or reelection, the Nominating and Governance Committee reviews a candidate’s qualifications, including capability, availability to serve, conflicts of interest and other relevant factors. The Compensation Committee also periodically reviews the size and composition of the Board of Directors and recommends to the Board of Directors any appropriate changes.

The Board of Directors has not adopted any formal policies or procedures with regard to the consideration of director candidates recommended by stockholders. Stockholders should send their recommendations to the Secretary of the Company at 811 Hansen Way, Palo Alto, California, 94303. In general, the Board of Directors would require the consent of any proposed director candidate to be considered and to be nominated, and such person’s undertaking to serve if elected, as well as the type of information that must be disclosed by and about directors, nominees, and executive officers of the Company under the federal securities laws and as may now or hereafter be required by the Company’s certificate of incorporation or bylaws as to stockholder nominees. Further, the Nominating and Governance Committee could seek information about a candidate’s specific attributes, including a candidate’s business experiences, experience as a director, community involvement and public credibility. The Board of Directors believes that these informal standards are sufficient to serve the Company’s needs.

Director Compensation

Directors who are not employees of the Company receive an annual cash retainer of $35,000, payable in four quarterly installments to directors in office at the end of each quarter. The Chairman of the Board of Directors receives additional annual compensation of $7,500. The chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive additional annual compensation of $7,500, $2,500 and $2,500, respectively. Members of the Audit Committee, other than the chairperson, receive additional annual compensation of $4,000.

The Company also provides its non-employee directors with $20,000 worth of restricted common stock for each year of service. The stock will vest on the day before the first annual stockholders meeting occurring after the date of grant. Directors may instead elect to receive a grant of $60,000 worth of restricted common stock once every three years, in which case the stock will vest as follows: one-third of the shares will vest on the day before the first annual stockholders meeting occurring after the date of grant; one-third of the shares will vest on the day before the second annual stockholders meeting occurring after the date of grant; and the remaining one-third of the shares will vest on the day before the third annual stockholders meeting occurring after the date of grant. In the event of a director’s termination due to death or disability, if the termination date does not fall on a vesting date, then the date of termination shall be deemed to occur on the next vesting date occurring after the termination date. On April 27, 2006, the Company issued an aggregate of 9,999 shares of restricted stock to directors pursuant to this restricted common stock program.

In addition, upon joining the Board of Directors for the first time, a non-employee director will receive a one-time grant of options to purchase 6,000 shares of common stock. One-third of the shares subject to the option will vest on the day before the first annual stockholders meeting occurring after the date of grant, one-third of the shares subject to the option will vest on the day before the second annual stockholders meeting occurring after the date of grant, and the remaining one-third of the shares subject to the option will vest on the day before the third annual stockholders meeting occurring after the date of grant. In the event of a director’s termination due to death or disability, if the termination date does not fall on a vesting date, then the date of termination shall be deemed to occur on the next vesting date occurring after the termination date.

Non-employee directors receive a fee of $1,250 for each regularly scheduled Board meeting they attend ($500 if they attend telephonically) and $1,250 for each special Board meeting they attend (no fee if they attend telephonically). Non-employee members of Board committees receive a fee of $1,000 for each regularly scheduled committee meeting they attend ($500 if they attend telephonically) and $1,250 for each special committee meeting they attend (no fee if they attend telephonically). Committee members do not receive separate compensation for any committee meetings that occur on the same date as a Board meeting. Directors are reimbursed for travel and lodging expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Non-employee directors who so elect will be eligible to participate in the Company’s health insurance plans on the same terms as the Company’s employees. Cash compensation for any director who elects this coverage will be reduced by the cost to the Company of providing such coverage.

Messrs. Toffales and Targoff were each awarded $25,108, representing a special bonus for service as directors approved by the Board of Directors in December 2005.

Executive Sessions

It is the policy of the Board of Directors to hold executive sessions without the presence of management (including executive sessions at which only independent directors, as defined under Nasdaq Stock Market rules, are present) as necessary to comply with all applicable legal, regulatory and stock exchange requirements, but no less than two times a year. Executive sessions of independent directors may be held in connection with regularly scheduled meetings of the Board of Directors. Committees of the Board of Directors may also meet in executive session as provided in the individual committee charters.

Stockholder Communications with Directors

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors, any Board committee or any chair of any such committee by U.S. mail or by e-mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent c/o Secretary, CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303. E-mail messages should be sent to CorporateSecretary@cpii.com. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. The Corporate Secretary will not forward junk mail, job inquiries, business solicitations, complaints by users or customers with respect to ordinary course of business customer service, offensive or otherwise inappropriate materials.

Compensation Committee Interlocks and Insider Participation

Michael Targoff and Michael F. Finley served on the Company’s Compensation Committee during fiscal year 2006. None of the members of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries and no such member has any interlocking relationships with the Company that are subject to disclosures under the rules of the Securities and Exchange Commission relating to compensation committees.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed the firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2007, and the Company seeks ratification of such appointment by its stockholders. KPMG LLP has audited the Company’s financial statements since fiscal year 1995.

Stockholder ratification of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s amended and restated bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company’s stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to the Company with respect to the beneficial ownership of the Company’s common stock as of November 27, 2006 by: (1) each of the Company’s directors and each director nominee; (2) each of the Company’s Named Executive Officers (defined below); (3) all of the Company’s directors and executive officers as a group; and (4) each person or group of affiliated persons whom the Company knows to beneficially own more than five percent of the Company’s outstanding common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person’s shares of common stock, underlying options and warrants that are exercisable within 60 days of November 27, 2006 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 16,075,400 shares outstanding as of November 27, 2006.

The address for those individuals for which an address is not otherwise indicated is: c/o CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303.

Name and Address of Beneficial Owner	Number of Shares	Number of Shares Subject to Options(8)	Percent of Class
Cypress Associates II LLC(1)	8,868,738	—	55.2%
Cypress Merchant Banking Partners II L.P.(1)	8,429,065	—	52.4%
Cypress Merchant B II C.V.(1)	358,332	—	2.2%
55th Street Partners II L.P.(1)	81,341	—	*
Cypress Side-by-Side LLC(2)	17,773	—	*
Michael F. Finley(1)(3)	8,872,071	—	55.2%
Jeffrey P. Hughes(1)(4)	8,869,849	—	55.2%
Michael Targoff (5)	67,242	9,808	*
Chris Toffales(6)	10,864	9,808	*
William P. Rutledge(7)	6,722	—	*
Stephen R. Larson	—	—	—
O. Joe Caldarelli	50,000	740,175	4.7%
Robert A. Fickett	—	455,257	2.8%
Joel A. Littman	431	251,972	1.5%
Don C. Coleman	—	150,365	*
Andrew E. Tafler	150	77,960	*
John R. Beighley	—	94,251	*
Executive officers and directors as a group (11 people)	9,008,591	1,789,596	60.4%

*                    Represents less than one percent of total.

(1)          Amount of shares beneficially owned includes 8,868,738 shares beneficially owned by Cypress Associates II LLC (“Cypress Associates”), which consists of 8,429,065 shares owned by Cypress Merchant Banking Partners II L.P., 358,332 shares owned by Cypress Merchant B II C.V. and 81,341 shares owned by 55th Street Partners II L.P. (collectively, the “Cypress Funds”). Cypress Associates is the managing general partner of Cypress Merchant B II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P., and has voting and investment power over the shares held or controlled by each of these funds. Jeffrey P. Hughes and

James A. Stern, each of whom is a managing member of Cypress Associates, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Associates and by the Cypress Funds. In addition, Messrs. Finley and Hughes are members of the investment committee that exercises voting control over the shares owned by the Cypress Funds. Each of the foregoing individuals disclaims beneficial ownership of the shares shown as beneficially owned by Cypress Associates and the shares shown as beneficially owned by the Cypress Funds. The address of Cypress Associates and the Cypress Funds is c/o The Cypress Group L.L.C., 65 East 55th Street, 28th Floor, New York, New York 10022.

(2)          Cypress Side-By-Side LLC is a sole member limited liability company of which Mr. James A. Stern is the sole member. The address of Cypress Side-By-Side LLC is c/o The Cypress Group L.L.C., 65 East 55th Street, 28th Floor, New York, New York 10022.

(3)          Amount of shares beneficially owned includes 3,333 unvested shares. The unvested shares will vest as follows: one-third of the shares will vest on the day before the Annual Meeting, one-third of the shares will vest on the day before the 2008 annual stockholders’ meeting and one-third of the shares will vest on the day before the 2009 annual stockholders’ meeting. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Finley’s status as a director.

(4)          Amount of shares beneficially owned includes 1,111 unvested shares. The unvested shares will vest on the day before the Annual Meeting. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Hughes’ status as a director.

(5)          Amount of shares beneficially owned includes 2,222 unvested shares. The unvested shares will vest as follows: one-half of the shares will vest on the day before the Annual Meeting and one-half of the shares will vest on the day before the 2008 annual stockholders’ meeting. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Targoff’s status as a director.

(6)          Amount of shares beneficially owned includes 1,111 unvested shares. The unvested shares will vest on the day before the Annual Meeting. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Toffales’ status as a director.

(7)          Amount of shares beneficially owned consists of 2,222 unvested shares. The unvested shares will vest as follows: one-half of the shares will vest on the day before the Annual Meeting and one-half of the shares will vest on the day before the 2008 annual stockholders’ meeting. Unvested shares are generally subject to forfeiture restrictions in the event of the termination of Mr. Rutledge’s status as a director.

(8)          An aggregate of 1,183,700 options, or 66.1% of the options exercisable by executive officers and directors, were issued prior to the Company’s initial public offering through grants of options made prior to the acquisition of the Company by affiliates of The Cypress Group in January 2004 that were not cashed out in connection with that acquisition and were “rolled over” as an investment into the acquired company or through grants made as an adjustment to compensate option holders for not participating in a 2005 $75.8 million special distribution to stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows certain information concerning compensation earned by the chief executive officer and the next four most highly compensated executive officers (the “Named Executive Officers”) for each of the last three fiscal years.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(b)	Other Annual Compensation(c)	Securities Underlying Options	All Other Compensation(d)
O. Joe Caldarelli(a)	2006	$478,500	$1,838,448	$16,173	45,000	$24,386
Chief Executive Officer	2005	445,500	1,143,438	18,533	—	20,636
	2004	360,000	1,203,310	16,575	579,458	17,590
Robert A. Fickett	2006	293,077	984,956	—	30,000	24,211
Chief Operating Officer	2005	280,000	650,750	—	—	21,788
and President	2004	250,000	800,500	—	354,124	20,323
Joel A. Littman	2006	219,615	586,556	—	22,000	16,745
Chief Financial Officer,	2005	200,000	385,750	—	—	14,341
Treasurer and Secretary	2004	160,000	475,500	—	207,026	11,519
Don C. Coleman	2006	180,385	347,345	—	15,000	13,487
Vice President	2005	175,000	240,750	—	—	12,704
	2004	159,000	327,720	—	108,961	11,421
John R. Beighley	2006	159,077	219,799	—	8,000	11,448
Vice President	2005	156,000	172,260	—	—	11,085
	2004	148,000	247,938	—	65,376	10,345

(a)           Mr. Caldarelli’s compensation for fiscal years 2006, 2005 and 2004 (other than securities underlying options and the special bonus described in note (b) below) was denominated in Canadian Dollars and was converted to U.S. Dollars at the following exchange rates: $0.87 U.S. Dollars for $1.00 Canadian Dollar for fiscal year 2006; $0.81 U.S. Dollars for $1.00 Canadian Dollar for fiscal year 2005; and $0.75 U.S. Dollars for $1.00 Canadian Dollar for fiscal year 2004. For fiscal years 2006, 2005 and 2004, Mr. Caladrelli’s base salary was CN$550,000, CN$550,000 and CN$480,000, respectively. Accordingly, changes to his base salary between fiscal years 2006 and 2005 shown in the table above are a result of the changing U.S. Dollar-Canadian Dollar exchange rate.

(b)          See “—Management Incentive Plan” below. In addition to bonuses under the Company’s management incentive plan: fiscal year 2004 also includes a bonus paid to O. Joe Caldarelli of $500,000, Robert A. Fickett of $300,000, Joel A. Littman of $200,000, Don C. Coleman of $100,000 and John R. Beighley of $100,000 as transaction bonuses in connection with the closing of the Company’s January 2004 merger; and fiscal year 2006 also includes a special, one-time bonus approved by the Board of Directors on December 15, 2005 to certain employees and directors (other than directors who are employees or affiliates of Cypress), including to O. Joe Caldarelli of $1,022,816, Robert A. Fickett of $620,165, Joel A. Littman of $338,121, Don C. Coleman of $199,348 and John R. Beighley of $124,632.

(c)           The aggregate value, based upon the incremental cost to the Company, of perquisites and personal benefits to each named executive officer for each of the 2004, 2005 and 2006 fiscal years was less than the lesser of $50,000 and such named executive officer’s aggregate salary and bonus for such fiscal year. The amount included in the table for Mr. Caldarelli reflects amounts paid to him for reimbursement of taxes for use of a company car.

(d)          Consists of (1) Company contributions to the Company’s 401(k) plan and non-qualified deferred compensation plan for Named Executive Officers, except Mr. Caldarelli, (2) Company contributions to the defined benefit plan for Mr. Caldarelli and (3) Company-paid premiums for group life insurance for each of the Named Executive Officers. The following table sets forth the amounts paid by the Company with respect to each of the foregoing categories for the Named Executive Officers:

All Other Compensation

Name	Fiscal Year	Life Insurance Premiums	Company 401(k) Contributions	Non-Qualified Plan	Pension Plan Contribution	Total All Other Compensation
O. Joe Caldarelli	2006	$2,462	$—	$—	$21,924	$24,386
	2005	1,601	—	—	19,035	20,636
	2004	1,240	—	—	16,350	17,590
Robert A. Fickett	2006	1,265	10,596	12,350	—	24,211
	2005	1,172	10,121	10,495	—	21,788
	2004	705	9,500	10,118	—	20,323
Joel A. Littman	2006	1,088	10,432	5,225	—	16,745
	2005	978	9,500	3,863	—	14,341
	2004	451	7,600	3,468	—	11,519
Don C. Coleman	2006	869	8,568	4,050	—	13,487
	2005	839	8,312	3,553	—	12,704
	2004	449	7,552	3,420	—	11,421
John R. Beighley	2006	750	7,556	3,142	—	11,448
	2005	733	7,410	2,942	—	11,085
	2004	418	7,030	2,897	—	10,345

Option Grants in Last Fiscal Year

The following table provides information concerning the number and value of the Company’s stock options granted to the Named Executive Officers during the last fiscal year ended September 29, 2006.

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price Per Share	Expiration	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term ($)(3)
Name	Granted (#)	Fiscal Year	($/Share)	Date	5%	10%
O. Joe Caldarelli(1)	45,000	15.4%	$18.00	4/27/2016	$509,405	$1,290,931
Robert A. Fickett(1)	30,000	10.3%	18.00	4/27/2016	339,603	860,621
Joel A. Littman(1)	22,000	7.5%	18.00	4/27/2016	249,042	631,122
Don C. Coleman(2)	15,000	5.1%	18.00	4/27/2016	169,802	430,310
John R. Beighley(2)	8,000	2.7%	18.00	4/27/2016	90,561	229,499

(1)          Consists of a single stock option grant at an exercise price of 100% of the fair market value of the underlying shares on April 27, 2006, the grant date. The first 25% of the options granted vests on the second anniversary of the date of grant, with another 25% vesting on each subsequent anniversary of the date of grant until the stock options are fully vested. Upon termination of the optionee’s employment with the Company for cause, or for any reason other than death, disability or termination by the optionee for good reason, all options will immediately cease vesting. Upon termination of the optionee’s employment with the Company without cause, as a result of death or disability, or by the optionee for good reason, all unvested options will become fully vested and exercisable as of the date of termination. In addition, in connection with a merger, reorganization or similar transaction in which the Company is not the surviving entity, if the obligations of the options are not assumed by the surviving entity or if the Company fails to provide the optionee with cash or property equal to the spread value of the options (aggregate fair market value of the shares subject to the options less the aggregate exercise price of the options), then the unvested options will be come fully vested and exercisable prior to the effective date of such transaction.

(2)          Consists of a single stock option grant at an exercise price of 100% of the fair market value of the underlying shares on April 27, 2006, the grant date. The first 25% of the options granted vests on the second anniversary of the date of grant, with another 25% vesting on each subsequent anniversary of the date of grant until the stock options are fully vested. Upon termination of the optionee’s employment with the Company other than for death or disability, the options will immediately cease vesting. Upon termination of the optionee’s employment as a result of death or disability, if the termination date does not fall on an anniversary of the date of grant of the options, the options shall be deemed terminated on the next occurring anniversary of the date of grant.

(3)          These assumed rates are not intended to represent a forecast of possible future appreciation of the common stock or total stockholder return.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information concerning stock option exercises by each of the Named Executive Officers during the last fiscal year ended September 29, 2006 and information concerning unexercised options held by these officers at the end of the fiscal year. The value was calculated by determining the difference between the fair value of underlying securities and the exercise price.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the Money Options at Fiscal Year-End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
O. Joe Caldarelli	—	—	740,175	200,269	$7,931,564	$1,395,868
Robert A. Fickett	—	—	455,257	119,892	4,839,937	808,129
Joel A. Littman	—	—	251,972	71,032	2,625,835	440,798
Don C. Coleman	—	—	150,365	39,516	1,596,190	220,399
John R. Beighley	—	—	94,251	22,709	1,004,685	132,234

Executive Employment Arrangements

Messrs. Caldarelli, Fickett and Littman

The Company is a party to employment agreements with each of Messrs. Caldarelli, Fickett and Littman. The term of each employment agreement commenced on April 27, 2006 and will continue for a three-year period thereafter. Each agreement will be automatically extended for additional one-year periods thereafter, unless the Company or the executive gives notice of non-renewal at least six months prior to the end of the term.

Each agreement provides for the following base salary, subject to upward adjustment by the Board of Directors in its sole discretion: Mr. Caldarelli—$550,000 Canadian Dollars (approximately $478,500 U.S. Dollars based on current exchange rates); Mr. Fickett—$300,000; and Mr. Littman—$230,000.

Each of these executive officers is eligible to receive an annual cash bonus through participation in the Company’s management incentive plan, as in effect from time to time, and awards through the Company’s 2006 Equity and Performance Incentive Plan. For the 2006 fiscal year, the target bonuses for Messrs. Caldarelli, Fickett and Littman under the Company’s management incentive plan are 1, 0.75 and 0.6, respectively, times their respective base salaries. Each of these executive officers is eligible to participate in other benefit plans, policies and programs.

If the employment of any of these executive officers is terminated by the Company without cause or by the executive officer for good reason, as applicable, then the executive officer will be entitled to receive severance payments equal to a multiple of the sum of the executive’s base salary and the average value of the management incentive plan and other performance bonuses received by the executive for the three fiscal years preceding the termination date. The applicable multiples for Messrs. Caldarelli, Fickett and Littman are 2, 1.5 and 1.5, respectively. In addition, all unvested options and other equity awards will immediately become vested. If the termination occurs more than six months after the beginning of a fiscal year, then the executive officer will be eligible to receive a prorated bonus for the year of termination.

In addition, in the case of a termination without cause or a resignation for good reason within the two-year period following a change of control, the severance payments will be equal to a specified multiple of the sum of the executive’s base salary and the highest management incentive plan or other performance bonus received by the executive during the three fiscal years preceding the termination date. The applicable multiples for Messrs. Caldarelli, Fickett and Littman in this case are 2.5, 2 and 2, respectively.

In the case of a termination without cause or a resignation for good reason, Messrs. Caldarelli, Fickett and Littman will be eligible to continue receiving certain benefits for 24 months, 18 months and 18 months, respectively, following termination. If the termination occurs within the two-year period following a change of control the applicable benefit continuation periods for Messrs. Caldarelli, Fickett and Littman will be 30 months, 24 months and 24 months, respectively.

Following the termination of employment of any of the executive officers without cause, or a resignation for good reason, the executive officer will be subject to a post-termination non-compete covenant and a post-termination covenant not to solicit any of the Company’s current or potential customers. The duration of these covenants will be equal to the duration of the post-termination period during which the Company is obligated to provide benefits as described in the preceding paragraph. In addition, if their employment is terminated for any reason, Messrs. Caldarelli, Fickett and Littman will be prohibited from soliciting for employment any of the Company’s employees for a 24-month, 18-month and 18-month period, respectively, following termination (or, if longer, the period during which they are subject to the non-compete covenant).

If any payments made by the Company to Mr. Caldarelli, Fickett or Littman would result in the imposition of the golden parachute tax under Section 280G of the Internal Revenue Code of 1986, then the Company will reimburse the executive officer for the amount of the tax, on a grossed-up basis to cover any taxes on the reimbursement payment. However, if a reduction in severance of 10% or less would eliminate the golden parachute tax, then the severance will be reduced to eliminate the tax and no reimbursement will be provided.

Mr. Coleman

The Company has an employment letter, dated November 2, 2002, with Mr. Coleman that provides for an annual base salary of $159,000. The Company’s current practice is for the base salary to be reviewed and adjusted as appropriate. For fiscal year 2006, Mr. Coleman’s base salary was $180,385. The letter provides that Mr. Coleman is entitled to participate in the Company’s management incentive plan. Pursuant to the letter, if Mr. Coleman is terminated without cause at any time during the two-year period following a change in control event, upon his execution of a general release, he will be entitled to continued payment of base salary and the continuation of employee benefits for 12 months, 100% of the management incentive award that otherwise would have been earned by him, and full outplacement services.

Mr. Beighley

The Company has an employment letter, dated June 27, 2000, with Mr. Beighley that provides for an annual base salary of $131,000. The Company’s current practice is for the base salary to be reviewed and adjusted as appropriate. For fiscal year 2006, Mr. Beighley’s base salary was $159,077. The letter provides that Mr. Beighley is entitled to participate in the Company’s management incentive plan. Pursuant to the letter, if Mr. Beighley is terminated without cause, he will be entitled to continued payment of base salary for one year and the continuation of employee benefits for 18 months, 100% of the management incentive award that otherwise would have been earned by him, and full outplacement services.

Equity Compensation Plan Information

The following table provides information as of September 29, 2006 with respect to the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(3)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	1,190,268	$4.68	1,096,001
Equity compensation plans not approved by security holders(2)	1,972,789	$4.41	—

(1)          Consists of the Company’s 2000 Stock Option Plan and 2006 Equity and Performance Incentive Plan.

(2)          Consists of the Company’s 2004 Stock Incentive Plan.

(3)          An aggregate of 1,747,957 options, or 55% of the total outstanding options, were issued prior to the Company’s initial public offering through grants of options made prior to the acquisition of the Company by affiliates of The Cypress Group in January 2004 that were not cashed out in connection with that acquisition and were “rolled over” as an investment into the acquired company or through grants made as an adjustment to compensate optionholders for not participating in a 2005 $75.8 million special distribution to stockholders.

2004 Stock Incentive Plan

In January 2004, the Company adopted the 2004 Stock Incentive Plan (the “2004 Plan”) for the purpose of recruiting and retaining key employees, directors and consultants by providing incentives through the granting of awards under the 2004 Plan. The 2004 Plan was not approved by securityholders of the Company. All awards granted under the 2004 Plan are non-qualified options to purchase common stock, and the Company has ceased making awards under the 2004 Plan. Options granted under the 2004 Plan included time vesting options and performance-based vesting options. All outstanding options that were subject to performance-based vesting are fully vested.

The 2004 Plan is administered by a Committee of the Board of Directors designated by the Board (the “2004 Plan Committee”), which committee is currently the Company’s Compensation Committee. The 2004 Plan Committee has discretion and power in interpreting and operating the 2004 Plan. The exercise prices of the options granted under the 2004 Plan were determined by the 2004 Plan Committee and were set forth in individual stock option agreements. No option is exercisable more than 10 years after the date of grant.

Generally, upon termination of employment, all unvested options under the 2004 Plan will immediately cease vesting and terminate. However, in the case of termination as a result of death or disability, the portion of the option that was scheduled to vest on the next vesting date will become immediately vested, and the remainder of the holder’s unvested options under the 2004 Plan will terminate.

If a holder’s employment is terminated other than for death, disability or cause, then an optionholder’s vested options under the 2004 Plan generally will remain exercisable for a 90-day period following termination (or, if earlier, the scheduled termination of the options), at which time all of the holder’s unexercised options under the 2004 Plan will terminate.

In the event of the death or disability of an optionholder, the holder’s vested options will only be exercisable for the one-year period following the date of death (or, if earlier, the scheduled termination of the options). The options will terminate at the end of that period. If the employment of an optionholder is terminated for cause, then all of the holder’s vested options under the 2004 Plan generally will immediately terminate and will no longer be exercisable.

Upon a merger, reorganization or sale of substantially all of the assets of the Company or other change of control events specified in the 2004 Plan, the 2004 Plan Committee may, but shall not be obligated to: (1) accelerate, vest or cause restrictions to lapse with respect to all or any portion of the options; (2) cancel the options for fair value, as determined in the sole discretion of the 2004 Plan Committee; (3) provide for the issuance of substitute options that will substantially preserve the otherwise applicable terms of any affected options previously granted under the 2004 Plan, as determined by the 2004 Plan Committee, in its sole discretion; or (4) provide that for a period of at least 15 days prior to the change of control transaction, the options will be exercisable as to all shares subject to the options and that upon the occurrence of the change of control, the options will terminate.

In the event of any change in the outstanding shares of common stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares (but excluding any cash distribution or dividend) or any transaction similar to the foregoing, the 2004 Plan Committee, shall make equitable, proportionate and appropriate substitutions or adjustments as to (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2004 Plan or pursuant to outstanding awards under the 2004 Plan, (2) the exercise price of any stock option or any stock appreciation right and/or (3) any other affected terms of such awards under the 2004 Plan. The foregoing adjustments shall be made by the 2004 Plan Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

Unless otherwise determined by the 2004 Plan Committee, an option shall not be transferable or assignable by the participant other than by will or the laws of descent and distribution. An option exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributes of the participant.

The 2004 Plan Committee may amend, alter or discontinue the 2004 Plan, but generally no amendment, alteration or discontinuation shall be made without the written consent of a participant if such action would diminish any of the rights of the participant under any award theretofore granted to such participant under the 2004 Plan.

2006 Equity and Performance Incentive Plan

The Company adopted its 2006 Equity and Performance Incentive Plan (the “2006 Plan”) in April 2006, for grants to be made to participants following the consummation of the Company’s initial public offering. The 2006 Plan was approved by securityholders of the Company. The 2006 Plan is administered by a Committee of the Board designated by the Board in accordance with the provisions of the 2006 Plan, which is currently the Company’s Compensation Committee. Awards under the 2006 Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, dividend equivalents or any combination of the foregoing. The 2006 Plan provides for an aggregate of up to 1,400,000 shares of the Company’s common stock to be available for awards, plus the number of shares subject to awards granted under the 2004 Plan and 2000 Stock Option Plan that are forfeited, expire or are cancelled after the effective date of the 2006 Plan.

Performance awards under the 2006 Plan are awards that provide payments determined by the achievement of performance goals over a performance period. The Compensation Committee determines the relevant performance goals and the performance period. The performance goals will be based on the attainment of specified levels of, or growth of, one or any combination of (or a formula based on) modified calculations of certain specified factors. The eligible factors include: net sales; pretax income before or after allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any of the Company’s other publicly-traded securities; market share; gross profits; earnings before taxes; earnings before interest and taxes; EBITDA; an adjusted formula of EBITDA; economic value-added models; comparisons with various stock market indices; reductions in costs, and/or return on invested capital of the Company or any affiliate, division or business unit of the Company for or within which the participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

For fiscal year 2007, performance awards will generally be based on adjusted EBITDA and/or cash flow calculations for the year.

Employee Stock Purchase Plan

The Company adopted its 2006 Employee Stock Purchase Plan (the “ESPP”) to provide employees with an opportunity to purchase shares of the Company’s common stock at a specified discount to the market price, which is currently 15%, through accumulated payroll deductions. The ESPP is administered by a committee of the Board of Directors of the Company that consists of several directors, which is currently the Company’s Compensation Committee. Employees may elect to participate in quarterly purchase periods, commencing at times set by the Board of Directors. Subject to certain exceptions, all employees are eligible to participate in the ESPP beginning with the first offer period beginning on or after their hire dates, so long as their customary employment is more than 20 hours per week. Subject to certain limitations, eligible employees may elect to have payroll deductions in an amount up to 10% of their base pay made during each offer period. The ESPP can be terminated by the committee administering the ESPP. The maximum number of shares of common stock available for sale under the plan is 760,000 shares, subject to adjustments for certain defined events. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986.

Management Incentive Plan

Under the Company’s management incentive plan, the Company has paid annual bonuses upon the achievement of certain financial performance and individual goals. Financial performance goals are generally based upon adjusted EBITDA and/or cash flow calculations for the relevant fiscal year. The Company’s financial performance goals have been reviewed and approved annually by the Compensation Committee of the Board of Directors. After the 2006 fiscal year, the Company intends to make performance awards to executive officers under the 2006 Plan.

Retirement plans

During fiscal year 2003, the Company established a defined benefit pension plan for the chief executive officer, O. Joe Caldarelli. The amount of annual pension payable to Mr. Caldarelli at age 65 is equal to: (1) two percent of the average of Mr. Caldarelli’s highest average indexed earnings for each year of pensionable service before December 31, 1990 plus (2) the aggregate of two percent of Mr. Caldarelli’s indexed earnings for each year of pensionable service on or after January 1, 1991. However, the amounts payable to Mr. Caldarelli under the plan cannot exceed the maximum pension limits under the Canadian Income Tax Act, which currently generally limit annual payments to approximately $1,900 (Canadian Dollars) for each year of service.

Based on the limits imposed under the Canadian Income Tax Act, the Company estimates that the annual benefits Mr. Caldarelli would receive pursuant to the pension plan upon retirement at age 65 (assuming continued service until then) would be approximately $67,000 (Canadian Dollars).

The Company maintains the Communications & Power Industries, Inc. Non-Qualified Deferred Compensation Plan for a select group of executive employees. Under this deferred compensation plan, if a participant’s elective deferrals under the 401(k) plan have reached the dollar limit specified in the Internal Revenue Code of 1986 with respect to any plan year, the participant may defer his or her base salary or management bonus award. In addition, the Company adds to a participant’s account under the deferred compensation plan an amount equal to a specified percentage of the participant’s base salary in excess of the social security taxable wage base. All of the participants’ accounts are 100% vested. Each participant will receive a distribution of the balance of the participant’s account as a lump sum cash payment within one year of his or her termination of employment for any reason. As of September 29, 2006, the liability under this deferred compensation plan was approximately $173,000.

Compensation Committee Report on Executive Compensation

Responsibilities and Goals

The Compensation Committee is responsible for determining the compensation structure for the chief executive officer and all other executive officers and administering the Company’s stock option and stock purchase plans. In fiscal year 2006, the Committee consisted of Michael Targoff and Michael F. Finley, who served as chairperson. The Committee periodically engages the assistance of outside consultants and uses third-party surveys in its consideration of compensation levels and incentive plan designs.

Executive Officer Compensation

The objective of the Company’s compensation program for executive officers, including Mr. Caldarelli, is to attract, motivate, and reward the high caliber of executive performance required to be successful in the Company’s industry and to enhance positive business results and growth in long-term stockholder value. The compensation philosophy is to have a base salary at or near the median level for similar companies in the industry, and reward good performance with “at risk” incentives.

The Company’s compensation program for executive officers consists of a base salary, annual incentive bonuses and long-term incentives. The compensation program is designed such that a significant amount of the incentive compensation is based on performance and is therefore “at risk” based on results against pre-established performance goals.

The Company’s executive compensation programs can be described as follows:

•       Base salaries for the Company’s executives are targeted at or near the median of similar companies in the Company’s industry. Salaries for each executive are reviewed annually, taking into account factors such as overall Company performance in relation to competition and industry circumstances, changes in duties and responsibilities, strategic and operational accomplishments, and individual experience and performance. From time to time (and not necessarily on an annual basis), the Committee recommends adjustments to base salaries for executive officers (including Mr. Caldarelli) based on performance, and if appropriate to reflect competitive pay practices of peer companies.

•       Annual cash bonuses are paid under the Company’s management incentive plan (and after fiscal year 2006, under the Company’s 2006 Equity and Performance Incentive Plan) upon the achievement of certain financial performance and individual goals. Financial performance goals for fiscal year 2006 were based upon adjusted EBITDA and cash flow measures for the 2006 fiscal year. The performance goals are reviewed and approved annually by the Compensation Committee.

•       Long-term incentives generally are granted in the form of equity awards such as stock options. The Committee believes that equity awards are an effective long-term link between executive performance and stockholder value. In determining the appropriate amount of stock option grants, the Committee recognizes that a significant number of the options held by senior executives were rolled over and not cashed out in connection with the acquisition of the Company by affiliates of The Cypress Group in 2004 and therefore effectively represent an equity investment in the Company by those executives. The Committee authorized stock option grants in April 2006, and each of the Named Executive Officers received an equity award as shown in the table reflecting option grants in the last fiscal year.

•       In fiscal year 2006, before the Company’s initial public offering, the Company paid a special one-time bonus to certain employees (including $2,305,082 to the Company’s Named Executive Officers) to reward them for the increase in the Company’s value. Absent extraordinary circumstances, a special bonus such as this is not expected to reoccur.

CEO Compensation

The compensation structure for the chief executive officer is similar to that of the other executive officers. Mr. Caldarelli’s compensation is denominated in Canadian Dollars. Mr. Caldarelli’s annual salary for 2006 was CN$550,000 and has remained unchanged since October 2004. For fiscal year 2006, Mr. Caldarelli’s performance bonus was $815,632 (excluding $1,022,816 of special bonus described above), based on the achievement of certain performance goals based on adjusted EBITDA and cash flow targets for fiscal year 2006. Both Mr. Caldarelli’s annual salary and performance bonus are in accordance with the terms of his employment agreement. In addition, during fiscal year 2006, Mr. Caldarelli received a stock option grant covering 45,000 shares under the Company’s 2006 Equity and Performance Incentive Plan.

Conclusions

The Committee’s goal is to maintain compensation and benefit programs that in the aggregate are competitive within the practices of comparable companies, with comparable financial performance, and align management’s interests with the long-term interests of stockholders. The Committee believes that the fiscal year 2006 compensation levels as disclosed in this proxy statement are reasonable and appropriate.

The Committee intends to ensure that compensation paid to its executive officers is within the limits of, or exempt from, the deductibility limits of 162(m) of the Internal Revenue Code of 1986 and expects that all compensation will be deductible. However, it reserves the right to pay compensation that is not deductible if it determines that to be in the best interests of the Company and its stockholders.

Respectfully Submitted:
Compensation Committee
Michael F. Finley, Chairperson
Michael Targoff

STOCK PERFORMANCE GRAPH

The following graph shows the value of an investment of $100 on April 28, 2006 (the first day the Company’s common stock was traded) in each of the Company’s common stock, The Nasdaq Stock Market (U.S.) Index and the Nasdaq Electronic Components Stocks Index for the period from April 28, 2006 to September 29, 2006. All values assume reinvestment of the pre-tax value of dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP (“KPMG”), the Company’s independent auditor for the fiscal year ended September 29, 2006, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the fiscal year ended September 29, 2006. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). KPMG has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with KPMG that firm’s independence. The Audit Committee has concluded that KPMG’s provision of audit related and non-audit services to the Company is compatible with KPMG’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 29, 2006 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Audit Committee
Michael Targoff, Chairperson
Michael F. Finley
William P. Rutledge

INDEPENDENT PUBLIC ACCOUNTANTS

The following table sets forth the aggregate fees billed to the Company by KPMG LLP for professional services during fiscal years 2006 and 2005, as well as out-of-pocket costs incurred in connection with these services (in thousands):

	Fiscal Year
	2006	2005
Audit Fees	$730	$580
Audit-Related Fees	558	240
Tax Fees	—	16
All Other Fees	—	—
Total	$1,288	$836

Audit Fees

Consists of fees for professional services rendered for the audit of the Company’s financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees.” These services include consultations in connection with acquisitions and advice on other accounting-related matters. For fiscal year 2006, audit-related fees were primarily for services related to the initial public offering of the Company’s common stock. For fiscal year 2005, audit-related fees were primarily for services related to the offering and registration of the Company’s floating rate senior notes.

Tax Fees

Consists of fees for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various tax returns, services rendered in connection with acquisitions and advice on other tax-related matters.

Pre-Approval Policies and Procedures

Under the policies and procedures established by the Board of Directors of the Company, the Audit Committee must pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair such auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee.

Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service submitted for pre-approval is permissible under all applicable legal requirements. The term of any pre-approval pursuant to the policy shall be 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services based on subsequent determinations.

Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members provided that such member(s) is not a member of management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-Related Services and Tax Services

The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor, and therefore the Audit Committee may pre-approve such services. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and accordingly, the Audit Committee may pre-approve tax services.

All Other Services

In addition, the Audit Committee may grant pre-approval to non-audit services not described above that it believes are routine and recurring services, and would not impair the independence of the auditor; provided that the Audit Committee cannot approve any services that constitute prohibited non-audit services under Securities and Exchange Commission rules.

Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide back-up documentation to the Audit Committee as necessary to permit the Audit Committee to assess the impact of such services on the auditor’s independence.

The Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

CODE OF LEGAL AND ETHICAL CONDUCT

The Company has adopted a code of legal and ethical conduct that applies to the principal executive officer, principal financial officer, the controller and persons performing similar functions. This code is available on the Company’s website www.cpii.com under the heading “Investor Relations.” The Company will promptly disclose on the Company’s website any amendments to, and waivers from, the Company’s code of legal and ethical conduct, if and when required.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires executive officers and directors of the Company, and persons who own more than 10% of a registered class of the Company’s equity securities (“Insiders”), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock. Insiders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon the review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company during the most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations that no other reports were required during the fiscal year ended September 29, 2006, all of these executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amended and Restated Management Stockholders Agreement

The Company, Cypress, outside directors and certain executive officers (together with certain of the outside directors, “management stockholders”) entered into a management stockholders agreement dated as of January 23, 2004. This agreement contained restrictions on transfer, rights to repurchase shares of common stock held by such management stockholders upon their termination of employment, tag-along rights on certain transfers of common stock by Cypress, drag-along rights in favor of Cypress, rights of first refusal on transfers of common stock by management stockholders, call rights, voting agreements and non-competition and non-solicitation covenants. This agreement also contained piggyback registration rights in favor of the management stockholders and imposed certain lockup restrictions on such stockholders.

In connection with the initial public offering of the Company’s common stock, on April 27, 2006, the management stockholders agreement was amended and restated. All provisions of the original management stockholders’ agreement were terminated other than the registration rights and lock-up provisions.

The amended and restated management stockholders agreement grants the management stockholders and certain of their permitted transferees customary piggyback registration rights. If at any time during the two-year period after the initial public offering of the Company’s common stock the Company proposes to register any common stock under the Securities Act of 1933, as amended (the “Securities Act”) (pursuant to a demand or otherwise) other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, then the management stockholders may elect to include in, or piggyback on, the registration all or a portion of the shares of the Company’s common stock held by them. The managing underwriter, if any, of the offering pursuant to the registration will have the right to limit the number of shares to be included by the management stockholders. In addition, the management stockholders may not (1) sell shares in a public offering if the managing underwriters determine in their reasonable judgment that such participation would have an adverse effect on such offering or (2) exercise piggyback rights to the extent that the exercise would result in a sale by a management stockholder, on a cumulative basis, of a greater percentage of such management stockholder’s common stock than the percentage sold by Cypress. In addition, the Company would bear all registration expenses incurred in connection with these registrations, and the selling stockholders would pay all underwriting fees, discounts and commissions applicable to the sale of their securities. In addition, the amended and restated agreement provides that no further employees will become eligible for registration rights thereunder.

The amended and restated management stockholders agreement imposes lock-up restrictions on the management stockholders, generally preventing them from selling the Company’s common stock during certain periods following registered offerings of the Company’s common stock that take place during the two-year period after the initial public offering of the Company’s common stock.

Registration Rights Agreement

The Company entered into a registration rights agreement with Cypress on January 23, 2004. In connection with the initial public offering of the Company’s common stock, on April 27, 2006, this registration rights agreement was amended and restated. Under the amended and restated registration rights agreement Cypress and its affiliates and certain persons who acquire the Company’s common stock from them (the “Cypress Holders”) have the right, subject to certain limitations, at any time on or after the date that is 180 days after the initial public offering of the Company’s common stock, to demand that the Company file a registration statement under the Securities Act covering all or a portion of such Cypress Holder’s shares of the Company’s common stock. The Cypress Holders may not make more than six demands.

In addition, the amended and restated registration rights agreement grants the Cypress Holders customary piggyback registration rights. If at any time after the initial public offering of the Company’s common stock the Company proposes to register any common stock under the Securities Act (pursuant to a demand or otherwise) other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, each of the Cypress Holders may elect to include in, or piggyback on, the registration all or a portion of the shares of the Company’s common stock held by such Cypress Holders. However, the managing underwriter, if any, of the offering pursuant to the registration has the right to limit the number of shares to be included by these holders. In connection with an offering of common stock, the Company will agree to indemnify the selling Cypress Holders and their controlling persons against certain liabilities, including liabilities under the Securities Act. In addition, the Company will bear all registration expenses incurred in connection with these registrations. The selling stockholders will pay all underwriting fees, discounts and commissions applicable to the sale of their securities. For the first two demand registrations that are underwritten offerings, the Company will agree to use commercially reasonable efforts to make senior management available for road show presentations.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any stockholder proposal intended for inclusion in the proxy material for the 2008 Annual Meeting of Stockholders must be received in writing by the Company, at the address set forth on the first page of this proxy statement, on or before September 6, 2007 to be included in next year’s mailing. Any such proposal will be subject to the requirements of Exchange Act Rule 14a-8.

Stockholders intending to present a proposal at the Company’s 2008 Annual Meeting must comply with the requirements and provide the information set forth in the Company’s amended and restated bylaws. Under the Company’s bylaws, a stockholder’s proposal must be timely received. To be timely, the notice must be delivered personally to, or mailed to, and received at the executive office of the Corporation, addressed to the attention of the Secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. However, in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than seventy 70 days from the anniversary date of the prior year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received (1) no earlier than 120 days prior to such annual meeting and (2) no later than the later of 90 days prior to such annual meeting and 10 days following the day on which public announcement of the date of such annual meeting is first made. If any stockholder proposal is received untimely, the Company will not be required to present it at the 2008 Annual Meeting.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K AND OTHER MATTERS

The Company’s Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about the Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee” and “Stock Performance Graph” and the Company-operated websites referenced in this proxy statement shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act and shall not be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO STOCKHOLDERS FOR FISCAL YEAR 2006 AND ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL YEAR 2006 TO ANY BENEFICIAL OWNER OF COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO CPI INTERNATIONAL, INC. 811 HANSEN WAY, PALO ALTO, CALIFORNIA, 94303, ATTENTION: INVESTOR RELATIONS.

Appendix A

CPI International, Inc.

Charter for Audit Committee

(adopted April 27, 2006; reflects December 7, 2006 amendment)

ARTICLE I
FORMATION

The Board of Directors (the “Board”) of CPI International, Inc., a Delaware corporation (the “Corporation”), has established the Audit Committee (the “Committee”) pursuant to Section 141(c)(2) of the Delaware General Corporation Law and Section 4 of the Corporation’s Amended and Restated Bylaws.

ARTICLE II
PURPOSE

1.     The purpose of the Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation’s financial statements.

2.     Management is responsible for preparing the Corporation’s financial statements and for their accuracy, and the Corporation’s independent auditors are responsible for auditing those financial statements. While the Committee has certain authority and oversight responsibilities under this Charter, it is not the responsibility of the Committee to plan or conduct audits. In the absence of their possession of reason to believe that such reliance is unwarranted, the members of the Committee may rely without independent verification on the information provided to them and on the representations made by the Corporation’s management and the Corporation’s independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s authority and oversight responsibilities do not assure that the audits of the Corporation’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Corporation’s independent auditors are in fact “independent.”

ARTICLE III
COMPOSITION

The Committee shall consist of at least three (3) directors, each of whom shall meet the independence, financial literacy and experience requirements of the Nasdaq National Market, the Securities and Exchange Commission (“SEC”) and any other applicable law (except as may be allowed by those requirements in exceptional circumstances and under the applicable transition rules). Subject to the foregoing, the exact number of members of the Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board.

Each member shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. No member of the Committee shall have participated in the preparation of the financial statements of the Corporation in the past three (3) years. At least one (1) member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in such individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee shall be appointed by the Board and continue to be members until their successors are elected and qualified as directors and appointed to the Committee or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board at any time.

The Board may appoint one member to serve as Chair of the Committee. The Chair shall set the agenda for the Committee’s meetings, convene and chair the Committee’s regular and special meetings and act as the Committee’s representative to the Board in communicating with the Board and management. If the Board fails to appoint a Chair of the Committee, the members of the Committee shall elect a Chair by majority vote of the full Committee to serve at the pleasure of the majority of the full Committee.

ARTICLE IV
RESPONSIBILITIES

The principal responsibilities and functions of the Committee are set forth below. The Committee is authorized to carry out these responsibilities, and other responsibilities assigned to it by the Board from time to time, and to take any action reasonably related to the mandate of this Charter. Subject to any restrictions set forth in the Corporation’s Amended and Restated Certificate of Incorporation, as amended, modified or supplemented from time to time, the Corporation’s Amended and Restated Bylaws, as amended, modified or supplemented from time to time, and applicable law, the Committee shall have all power and authority necessary or appropriate to carry out its purposes and responsibilities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

A.              General

1.                Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Corporation (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The independent auditors shall report directly to the Committee.

2.                Pre-approve all audit and permissible non-audit services to be performed for the Corporation by any registered public accounting firm engaged to prepare or issue an audit report or perform other audit, review or attest services for the Corporation, in accordance with the provisions of § 10A(i) of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations thereunder.

3.                To the extent it deems necessary or appropriate, engage and determine funding for independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Corporation and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.                Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

5.                Report regularly to the Board.

6.                Perform any other duties and responsibilities necessary to comply with the rules of the SEC, the Nasdaq National Market or other applicable securities laws or stock exchange rules or listing requirements.

B.               Financial Statement and Disclosure Matters

1.                Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board, if appropriate, that the audited financial statements be included in the Corporation’s Form 10-K.

2.                Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.                Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

4.                Review and discuss with management and the independent auditor any major issues as to the adequacy of the Corporation’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5.                Review and discuss with management (including the senior internal audit executive) and the independent auditor the Corporation’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Corporation’s Form 10-K.

6.                Prior to the filing of any audited financial statements with the Securities and Exchange Commission, review and discuss reports from the independent auditors on:

(a)           all critical accounting policies and practices to be used;

(b)          all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c)           other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.                Discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.                Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

9.                Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.         Review disclosures made to the Audit Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

C.               Oversight of the Corporation’s Relationship with the Independent Auditor

1.                Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the firm and (c) any steps taken to deal with any such issues. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

2.                Obtain from the independent auditor a formal written statement (consistent with Independent Standards Board Standard No. 1) delineating all relationships between the independent auditor and the Corporation. It is the responsibility of the Audit Committee to actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for purposes of taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor.

3.                Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

4.                Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor.

5.                Obtain and review the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year.

D.              Compliance Oversight Responsibilities

1.                Review all reports required to be submitted by the independent auditors to the Committee under Section 10A of the Securities Exchange Act.

2.                Obtain reports from management that the Corporation and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Corporation’s Code of Legal and Ethical Conduct. Advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Legal and Ethical Conduct.

3.                Approve all related party transactions required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC.

4.                Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

5.                Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

6.                Review any reports to management prepared by the internal auditing department which the internal auditing department deems significant and management’s responses thereto.

7.                Discuss with the Corporation’s counsel any legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

F.                Performance Assessment

1.                Conduct a self-evaluation, at least annually, to determine if the Committee is functioning effectively. This self-evaluation shall assess the contribution of the Committee as a whole and will specifically review areas in which the Committee believes a better contribution could be made. Its purpose is to increase the effectiveness of the Committee, not to review individual Committee members.

2.                At least annually, review this Charter and reassess its adequacy.

The foregoing functions and responsibilities are set forth with the understanding that the Committee may, to the extent permitted by applicable laws or regulations, diverge therefrom as appropriate given the circumstances.

In discharging its role, the Committee encourages free and open communication among the Committee, the Corporation’s independent auditors and management. The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the resources and authority to retain independent legal, accounting and other consultants, as it deems appropriate. The Committee is empowered to investigate any matter brought to its attention that is within the scope of or otherwise relevant to its responsibilities, with all requisite access to all books, records, facilities and personnel of the Corporation and with access to the Corporation’s outside legal counsel and other advisors.

ARTICLE V
PROCEDURES

The Committee shall meet at least once each fiscal quarter. Additional meetings shall occur as the Committee or its Chair deems advisable. The Committee shall keep regular minutes of its meetings, and shall report its actions to the next meeting of the Board.

The Committee may, to the extent permitted by applicable laws and regulations, form and delegate any of its responsibilities to a subcommittee consisting of one or more members of the Committee. The requirements for action by a subcommittee shall, except as otherwise provided by act of the Committee, be the same as applicable to the Committee.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. To perform its oversight functions effectively, the Committee should meet separately, periodically, with management, with the internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors. The Committee may, at its discretion and at the invitation of the Chair, include in its meetings members of the Corporation’s management, representatives of the Corporation’s outside advisors, any other personnel employed or retained by the Corporation or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, without limitation, any non-management director who is not a member of the Committee.